EXHIBIT 3

                SECOND AMENDMENT TO RIGHTS AGREEMENT
                               BETWEEN
                         ALBERTSON'S,  INC.
                                 AND
              CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


            This agreement, made this 16th day of March, 1999 between Albertson's, Inc. ("Albertson's") and ChaseMellon Shareholder Services, L.L.C., ("CMSS") amends the Rights Agreement dated as of December 9, 1996 between Albertson's and CMSS (the "Rights Agreement") as heretofore amended.

            WHEREAS, Section 9(a) of the Rights Agreement requires that a number of shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the "Preferred Stock"), be available for issuance sufficient to permit the exercise in full of all outstanding Rights (as defined in the Rights Agreement);

            WHEREAS, the Board of Directors of the Company has authorized this amendment of the Rights Agreement to reduce the exercise rights of the holders of Rights with respect to the purchase of shares of Preferred Stock by a factor of ten, so as to reduce the number of shares of Preferred Stock that will be necessary to satisfy the requirements of Section 9(a) by a factor of ten; and

            WHEREAS, simultaneously with this amendment, the Board of Directors has authorized the amendment of the certificate of incorporation of the Company to increase the rights and privileges of the holders of shares of Preferred Stock with respect to dividends and liquidation preferences by a factor of 10, and

            WHEREAS, recent decisions in the Delaware courts require changes to be made in the Rights Agreement, and

            WHEREAS, certain additional changes in the Rights Agreement would be in the best interest of the shareholders of Albertson's, and

            WHEREAS, the Board of Directors of Albertson's believes it is in the best interests of the shareholders of Albertson's to amend the Rights Agreement as set forth below, and

            WHEREAS, under the present circumstances, Section 27 of the Rights Agreement permits Albertson's and CMSS to amend the Rights Agreement if Albertson's so directs, and

            WHEREAS, Albertson's has directed CMSS to enter into this agreement,

            NOW THEREFORE, intending to be legally bound, Albertson's and CMSS hereby agree that the Rights Agreement and the Exhibits thereto shall be amended as set forth below.

1. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

                  "Acquiring Person" shall mean (x) any Person who or
            which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include
            (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (v) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company other than during the Special Period (as defined in Section 23(c) hereof) or at a time when the rights are not redeemable, unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, (vi) any such Person who has reported or is required to report such ownership (but less than 20%) on
            Schedule 13G under the Securities and Exchange Act of 1934, as amended and in effect on the date of the Agreement (the "Exchange Act") (or any comparable or successor report) or on
            Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and who or which, together with all Affiliates and Associates of such Person, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10-Business-Day period, or (vii) any person who shall have executed a written agreement with the Company (which agreement shall have been approved by the Board) prior to the date on which such Person, together with all Affiliates and Associates, became the Beneficial Owner of fifteen (15%) or more of the shares of Common Stock then outstanding and which agreement imposes one or more limitations (the "Thresholds") on the number of shares of Common Stock such Person may beneficially own, but only if and so long as (A) such agreement continues to be binding on such Person, (B) such Person is in substantial compliance (as determined by the Board in its discretion) with the terms of such written agreement, as amended from time to time, (C) any and all such amendments to such agreement have been approved by the Board, and (D) no such amendment, if executed after the Distribution Date, cures, or has the effect of curing, any prior breach of such agreement or any amendment thereto, or (y) any Person who or which has entered into any agreement or arrangement with the Company or any Subsidiary of the Company providing for an Acquisition Transaction (as defined in Section 1(b) hereof).

2. The following Section 1(b) is inserted into the Rights Agreement, and all subsequent subsections of Section 1 are renumbered accordingly, and all cross-references to such renumbered sections are changed to refer to such sections as if renumbered:

                  "Acquisition Transaction" shall mean (x) a merger,
            consolidation or similar transaction involving the Company or any of its Subsidiaries as a result of which stockholders of the Company will no longer own a majority of the outstanding shares of Common Stock of the Company or a publicly traded entity which controls the Company or, if appropriate, the entity into which the Company may be merged, consolidated or otherwise combined (based solely on the shares of Common Stock received or retained by such stockholders, in their capacity as stockholders of the Company, pursuant to such transaction), (y) a purchase or other acquisition of all or a substantial portion of the assets of the Company and its Subsidiaries, or (z) a purchase or other acquisition of securities representing 15% or more of the shares of Common Stock then outstanding.

3. Section 1(cc) of the Agreement is hereby amended in its entirety to read as follows:

                  "Stock Acquisition Date" shall mean the earlier of (i)
            the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed or amended pursuant to Section 13(d) under the Exchange
            Act) by the Company or an Acquiring Person that an Acquiring Person has become such pursuant to clause (x) of the definition of Acquiring Person, and (ii) the date that an Acquiring Person has become such pursuant to clause (y) of the definition of Acquiring Person.

4. The first sentence of Section 3(a) of the Agreement is hereby amended in its entirety to read as follows:

                  Until the earlier of (i) the close of business on the
            tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth day (or such later date as the Board shall determine, provided, however, that no deferral of a Distribution Date by the Board pursuant to this clause (ii) may be made at any time during the Special Period) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would become an Acquiring Person, (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraphs (b) and (c) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and
            (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).

5. Section 4(a) of the Rights Agreement is hereby amended such that the words "one one-hundredths" in the second sentence shall be replaced with the words "one one-thousandths."

6. Section 4(a) of the Rights Agreement is hereby amended such that the words "one one-hundredth" in the second sentence shall be replaced with the words "one one-thousandth."

7. Section 6(a) of the Rights Agreement is hereby amended such that the words "one one-hundredths" in the first sentence shall be replaced with the words "one one-thousandths."

8. Section 7(a) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths."

9. Section 7(b) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths."

10. Section 7(c) of the Rights Agreement is hereby amended such that the words "one one-hundredth" in the first sentence shall be replaced with the words "one one-thousandth."

11. Section 7(c)(i)(A) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths."

12. Section 7(c)(i)(B) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths."

13. Section 9(d) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths."

14. Section 9(e) of the Rights Agreement is hereby amended such that the words "one one-hundredths" in the first sentence shall be replaced with the words "one one-thousandths."

15. Section 9(e) of the Rights Agreement is hereby amended such that the words "one one-hundredths" in the second sentence shall be replaced with the words "one one-thousandths" in both locations where such words are used.

16. Section 10 of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths."

17. Section 11(a)(ii) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths" in both locations where such words are used.

18. Section 11(a)(ii) of the Agreement is hereby amended to add the following after "the best interests of the Company and its stockholders" and before "then promptly following the occurrence":
      (provided, however, that no such determination shall be made during the Special Period)

19. Section 11(d)(ii) of the Rights Agreement is hereby amended such that "100" shall be replaced with "1,000."

20. Section 11(e) of the Rights Agreement is hereby amended such that the words "ten-thousandth" in the second sentence shall be replaced with the words "hundred-thousandth."

21. Section 11(e) of the Rights Agreement is hereby amended such that the words "one-millionth " in the second sentence shall be replaced with the words "ten-millionth."

22. Section 11(g) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths."

23. Section 11(h) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths" in both where such words are used.

24. Section 11(i) of the Rights Agreement is hereby amended such that the words "one one-hundredths" in the first sentence shall be replaced with the words "one one-thousandths."

25. Section 11(i) of the Rights Agreement is hereby amended such that the words "one one-hundredths" in the second sentence shall be replaced with the words "one one-thousandths."

26. Section 11(i) of the Rights Agreement is hereby amended such that the words "ten-thousandth" in the third sentence shall be replaced with the words "hundred-thousandth."

27. Section 11(j) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths" 6in both locations where such words are used.

28. Section 11(j) of the Rights Agreement is hereby amended such that the words "one one-hundredth" shall be replaced with the words "one one-thousandth."

29. Section 11(k) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths" in both locations where such words are used.

30. Section 11(l) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths" in each of two locations.

31. Section 13(a)(i) of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths" in each of two locations.

32. Section 14(b) of the Rights Agreement is hereby amended such that the words "one one-hundredth" in the first sentence shall be replaced with the words "one one-thousandth" in both locations where such words are used.

33. Section 14(b) of the Rights Agreement is hereby amended such that the words "one one-hundredth" in the second sentence shall be replaced with the words "one one-thousandth" in both locations where such words are used.

34. Section 14(b) of the Rights Agreement is hereby amended such that the words "one one-hundredth" in the third sentence shall be replaced with the words "one one-thousandth" in both locations where such words are used.

35. Section 17 of the Rights Agreement is hereby amended such that the words "one one-hundredths" shall be replaced with the words "one one-thousandths."

36. Section 24(c) of the Rights Agreement is hereby amended such that the words "one one-hundredth" shall be replaced with the words "one one-thousandth."

37. The Form of Rights Certificate attached to the Rights Agreement as Exhibit B is hereby amended such that the words "one-one hundredth" shall be replaced by the words "one one-thousandth" and the words "one one-hundredths" shall be replaced by the words "one one-thousandths."

38. The second sentence of the Summary of Rights to Purchase Preferred Stock attached to the Rights Agreement as Exhibit C is hereby amended such that words "one-one hundredth" shall be replaced by the words "one one-thousandth."

39. Section 23(c) of the Rights Agreement is hereby amended to read in its entirety as follows:

                        (c) Notwithstanding the provisions of Section 23(a)
            hereof, if, within 180 days of a public announcement by a third party of an intent or proposal to engage (without the current and continuing concurrence of the Board) in a transaction involving an acquisition of or business combination with the Company or otherwise to become an Acquiring Person, there is an election of Directors (whether at one or more stockholder meetings and/or pursuant to written stockholder consent) resulting in a majority of the Board being comprised of persons who were not nominated by the Board in office immediately prior to such election, then for the 180 day period immediately following the effectiveness of such election (the "Special Period") the Rights, if otherwise then redeemable absent the provisions of this paragraph (c), shall be redeemable upon either of the following conditions being satisfied, but not otherwise:

                  (A) by a vote of a majority of the Directors then in office, provided that

                        (I) before such vote, the Board of Directors shall have implemented the Value Enhancement Procedures (as defined below) and

                        (II) promptly after such vote, the Company publicly announces such vote and

                              (a) the manner in which the Value
                              Enhancement Procedures were implemented,

                              (b) any material financial, business,
                              personal or other benefit or relationship (an "Interest") which each Company Director and each Affiliate of such Company Director (identifying each Director and Affiliate separately in relation to each such Interest) has in connection with any suggested, proposed or pending transaction with or involving the Company (a "Transaction"), or with any other party or Affiliate of any other party to a Transaction, where such Transaction would or might, or is intended to, be permitted or facilitated by redemption of the Rights (an "Affected Transaction"), other than treatment as a shareholder on a pro rata basis with other shareholders or pursuant to compensation arrangements as a director or employee of the Company or a subsidiary which have been previously disclosed by the Company,

                              (c) the individual vote of each Director on the motion to redeem the Rights, and

                              (d) the statement of any Director who voted for or against the motion to redeem the Rights and desires to have a statement included in such announcement,

                  or

                        (B) if clause (A) is not applicable, by a vote of a
                  majority of the Directors then in office, provided that

                              (I) if there is a challenge to the Directors' action approving redemption and/or any related Affected Transaction as a breach of the fiduciary duty of care or loyalty, the Directors solely for purposes of determining the effectiveness of such redemption pursuant to this clause (B), are able to establish the entire fairness of such redemption and, if applicable, such related Affected Transaction, and

                              (II) the Company shall have publicly
                              announced the vote of the Board of Directors approving such redemption and, if applicable, such related Affected Transaction, which announcement shall set forth the information prescribed by clauses (A) (II) (b), (c) and
                              (d) above.

                  "Value Enhancement Procedures" shall mean:

                        (1) the selection by the Board of Directors of an independent financial advisor (the "Independent Advisor") from among financial advisors which have national standing, have established expertise in advising on mergers, acquisitions and related matters and have no Interest relating to an Affected Transaction, and have not during the preceding year provided services to, been engaged by or been a financing source for any other party to an Affected Transaction or any Affiliate of any such party or of any Director (other than the Company and its subsidiaries);

                        (2) whether or not there is a then-existing
                        Affected Transaction, the receipt by the Board of Directors from its Independent Advisor of (a) such advisor's view (expressed in such form and subject to such qualifications and limitations as the Independent Advisor deems appropriate) regarding whether redemption of the Rights will serve the best interests of the Company and its shareholders or (b) such advisor's statement that it is unable to express such a view, setting forth the reasons therefor;

                        (3)  if there is a then-existing Affected
                        Transaction,

                              (A) the establishment and implementation by the Board of Directors of a process and procedures approved by its Independent Advisor which the Board and such advisor conclude would be most likely to result in the best value reasonably available to shareholders (regardless of whether such Affected Transaction involves a "sale of control" or "break-up" of the Company for Delaware law purposes),

                              (B) the Board of Directors (I) receiving the opinion of its Independent Advisor, in customary form and content for transactions of the type involved, that the Affected Transaction is fair to the Company's shareholders from a financial point of view and (II) determining, and the Independent Advisor confirming, that it has no reason to believe that a superior transaction is reasonably available for the benefit of the Company's shareholders, and

                              (C) the execution of a definitive transaction agreement and other definitive documentation necessary to effect the Affected Transaction.

                        (d) Neither the Company nor any of its Affiliates
            or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 and other than in connection with the purchase or repurchase by any of them of Common Stock prior to the Distribution Date.

40. Section 27 of the Agreement is hereby amended in its entirety to read as follows:

            Section 27.  Supplements and Amendments.

                  (a) Prior to the Distribution Date, and subject to the
            provisions of Section 27(b) hereof, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, and subject to the provisions of
            Section 27(b) hereof, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

                  (b) Notwithstanding anything herein to the contrary, no
            supplement or amendment shall be made to this Agreement during the Special Period or at a time when the Rights are not redeemable, except as contemplated by clause (i) or (ii) of
            Section 27(a) hereof.

41. The sixth paragraph of the Form of Rights Certificate attached to the Rights Agreement as Exhibit B, which contains the sentence

            The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred eighty days (180) days following a change in a majority of the Board as a result of a proxy contest.

      is hereby amended to delete such sentence in its entirety and insert in its place the following sentence:

            The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred eighty days (180) days following a change in a majority of the Board as a result of a proxy contest, unless the Board adopts specified "Value Enhancement Procedures," or the Board (i) is able to establish the entire fairness of the decision to redeem the rights if an action challenging such decision is brought and (ii) satisfies certain other requirements.

            [,with, where required, the concurrence of the Continuing
            Directors,]

42. The ninth paragraph of the Summary of Rights to Purchase Preferred Stock attached to the Rights Agreement as Exhibit C, which contains the sentence

            The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred eighty days (180) days following a change in a majority of the Board as a result of a proxy contest.

      is hereby amended to delete such sentence in its entirety and insert in its place the following sentence:

            The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred eighty days (180) days following a change in a majority of the Board as a result of a proxy contest, unless the Board adopts specified "Value Enhancement Procedures," or the Board (i) is able to establish the entire fairness of the decision to redeem the rights if an action challenging such decision is brought and (ii) satisfies certain other requirements.

43. Exhibit C to the Agreement is hereby amended by deleting the tenth paragraph therein and replacing it in its entirety with the following:

            For 180 days (the "Special Period") following a change in control of the Board of Directors of the Company, that has not been approved by the Board of Directors, occurring within six months of announcement of an unsolicited third party acquisition or business combination proposal or of a third party's intent or proposal otherwise to become an Acquiring Person, the new directors are entitled to redeem the rights (assuming the rights would have otherwise been redeemable), including to facilitate an acquisition or business combination transaction involving the Company, but only (1) if they have followed certain prescribed procedures or (2) if such procedures are not followed, and if their decision regarding redemption and any acquisition or business combination is challenged as a breach of fiduciary duty of care or loyalty, the directors (solely for purposes of the effectiveness of the redemption decision) are able to establish the entire fairness of the redemption or transaction.

44. Exhibit C to the Agreement is hereby amended by removing the final sentence of the eleventh paragraph and replacing it in its entirety with the following:

                        The foregoing notwithstanding, no amendment may be
            made to the Rights Agreement during the Special Period or at a time when the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision therein.

45. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as heretofore amended and as amended hereby, and all references to the Agreement shall be deemed to include this Amendment and all prior Amendments.

46. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

47. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                   ALBERTSON'S, INC.
Attest:

By /s/ KAYE L. O'RIORDAN           By /s/ GARY G. MICHAEL
  --------------------------         ---------------------------------------
  Kaye L. O'Riordan                  Gary G. Michael
  Corporate Secretary                Chairman of the Board and
                                       Chief Executive Officer


                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
Attest:

By /s/ FRANK RICCO                 By /s/ ASA DREW
  --------------------------         ---------------------------------------
  Frank Ricco                        Asa Drew
  Assistant Vice President           Assistant Vice President





                                Certificate
                                     of
                                 Officer of
                             Albertson's, Inc.

            The undersigned hereby certifies that Amendment No. 2 to the Rights Agreement ("the Rights Agreement"), dated December 6, 1996, by and between Albertson's, Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, and previously amended on August 1, 1998, attached hereto is in compliance with Section 27 of the Rights Agreement and requests that in accordance with such Section 27 such amendment be executed by the Rights Agent.

                                  ALBERTSON'S, INC.


                                  By: /s/ GARY G. MICHAEL
                                     -----------------------------
                                     Gary G. Michael
                                     Chairman of the Board and
                                       Chief Executive Officer